UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) Of the Securities and Exchange Act Of 1934

May 4, 2006
Date of Report (Date of earliest event reported)

WATSON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-20045	95-3872914
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

311 Bonnie Circle
Corona, California		92880
(Address of principal executive		(Zip Code)
offices)

(951) 493-5300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                           Entry Into A Material Definitive Agreement.

On May 4, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Watson Pharmaceuticals, Inc. (the “Company”) adopted the 2006 Senior Executive Compensation Program (the “Program”). The terms of the Program are not contained in a formal written plan.

Pursuant to the Program and their current employment agreements, each senior executive (other than the Chief Executive Officer) of the Company (each, an “Executive Officer”) is eligible to receive an annual cash bonus targeted at, depending on his or her position with the Company, 35% to 45% of his or her base salary (the “Target Bonus”). Each Executive Officer’s annual cash bonus award may range from 0% to 150% of his or her Target Bonus, based upon (i) the Company achieving certain gross profit and/or operating cash flow targets (the “Financial Targets”), (ii) divisional contribution and divisional gross profit (where applicable) and (iii) the departmental and individual performance of such Executive Officer during 2006.

The application of the above factors in determining annual cash bonus awards varies by the position and division of the Executive Officer with the following ranges:

(i)                                     As applicable, from forty percent (40%) to sixty percent (60%) of the cash bonus award is based upon the Company’s actual performance against the Financial Targets,

(ii)                                  As applicable, from thirty percent (30%) to fifty percent (50%) of the cash bonus award is based on divisional contribution and divisional gross profit, and

(iii)                               As applicable, from thirty percent (30%) to forty percent (40%) of the cash bonus award is based on departmental and individual performance.

The Committee will determine whether and to what extent cash bonuses will be paid for fiscal year 2006 after the end of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2006	WATSON PHARMACEUTICALS, INC.

	By:	/s/David A. Buchen
David A. Buchen
Senior Vice President, General Counsel
and Secretary